Exhibit 10.71

Human Resources Department

March 1, 2016

Cathy Freeman

Re: Bonus

Dear Cathy:

On behalf of FTI, we would like to thank you for your continued contributions to our success.

In appreciation of your hard work, high performance and efforts in stepping into the interim Chief Financial Officer role as well as the anticipated work associated with the transition of responsibilities to the new Chief Financial Officer, we are pleased to offer you a bonus of $200,000. This bonus will be paid to you no later than December 31,2016, provided that you are still an employee in good standing on the payment date. In the event that prior to December 31, 2016, you are terminated “without cause”, as defined in your offer letter dated April 1, 2011, and contingent upon execution of a release, you will receive this bonus within 10 days of your termination date.

This bonus is in addition to any Discretionary Incentive Program (DIP) bonus that you may be eligible for and that may be awarded to you during the normal compensation review process.

In addition, effective April 1, 2016, your base salary will increase to $475,000 per year, which will be paid in bi-weekly increments of $18,269.23, minus taxes and withholdings.

You will also be eligible for an Annual Discretionary Bonus targeted at 65% of your base salary. The discretionary bonus is paid to active employees no later than March 15, and is based on individual, department area, and overall performance.

All other terms and conditions of your employment remain in effect.

It is understood that the nature of this employment relationship continues to be “at will”, meaning that employment may be terminated by either party for any reason at any time, with or without cause.

Please indicate your acknowledgement of this change by signing below and returning to my attention as soon as possible

Sincerely,

Holly Paul

Chief Human Resources Officer

ACKNOWLEDGED:

/s/ Cathy Freeman
Cathy Freeman Enclosures

909 Commerce Road | Annapolis, MD

410-224-1477 telephone | 410.224.9740 fax | fticonsulting.com